Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Siemens Aktiengesellschaft

(Exact name of registrant as specified in its charter)

Federal Republic of Germany (State or other jurisdiction of incorporation or organization)	Not Applicable (IRS Employer Identification Number)

Wittelsbacherplatz 2

80333 Munich

Germany

(Address of Principal Executive Offices; Zip Code)

Siemens Savings Plan

Siemens Savings Plan for Union Employees

(Full title of the plans)

E. Robert Lupone

Senior Vice President, General Counsel and Secretary

Siemens Corporation

527 Madison Avenue, 8th Floor

New York, New York 10022

(212) 258-4000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of Securities to be Registered(1)	Amount to be Registered(2)(3)	Proposed Maximum Offering Price per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(4)
Siemens Savings Plan	Ordinary Shares of Siemens Aktiengesellschaft, no par value	21,251,000 Ordinary Shares	$97.55	$2,073,035,050	$237,570
Siemens Savings Plan for Union Employees	Ordinary Shares of Siemens Aktiengesellschaft, no par value	1,473,000 Ordinary Shares	$97.55	$143,691,150	$16,467

(1)	American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts issuable upon deposit of the Ordinary Shares have been registered under a separate registration statement on Form F-6. Each ADS is issued in respect of one (1) Ordinary Share.

(2)	The number of Ordinary Shares being registered also includes an indeterminate number of Ordinary Shares that may be issuable as a result of stock splits, stock dividends or similar anti-dilution adjustments of the outstanding Ordinary Shares in accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(3)	In addition, pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Siemens Savings Plan and the Siemens Savings Plan for Union Employees (together, the “Savings Plans”) described herein.

(4)	Estimated in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act solely for the purpose of computing the registration fee with respect to Ordinary Shares to be purchased under the Savings Plans, based on the average of the high and low prices per Ordinary Share on the Frankfurt Stock Exchange as reported by Xetra on December 12, 2011 translated into U.S. dollars at an exchange rate of €1 to $1.3251, the euro foreign exchange reference rate as published by the European Central Bank on December 12, 2011.

EXPLANATORY NOTE

This Registration Statement is being filed by Siemens Aktiengesellschaft (the “Company”) pursuant to General Instruction E to the Form S-8 Registration Statement under the Securities Act to register an additional 21,251,000 Ordinary Shares of the Company to be purchased under the Siemens Savings Plan and an additional 1,473,000 Ordinary Shares of the Company to be purchased under the Siemens Savings Plan for Union Employees. A total of 18,673,790 Ordinary Shares of the Company to be purchased under the Siemens Savings Plan and a total of 851,700 Ordinary Shares of the Company to be purchased under the Siemens Savings Plan for Union Employees were previously registered pursuant to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 7, 2009 (File No. 333-163522), and the contents included therein are hereby incorporated by reference herein, except to the extent that required information is included herein that is not set forth in the earlier registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

We incorporate by reference into this Registration Statement the following documents, to the extent not superseded by documents or reports subsequently filed or furnished (with respect to any Form 6-K, only to the extent designated therein):

(a) Our Annual Report on Form 20-F for the fiscal year ended September 30, 2011 filed with the Commission on November 30, 2011 (the “2011 Form 20-F”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft (“E&Y”), an independent registered public accounting firm, has audited the Company’s consolidated financial statements included in the 2011 Form 20-F and the Company’s internal control over financial reporting as of September 30, 2011, as set forth in their reports thereon included in the 2011 Form 20-F, which are incorporated by reference in this Registration Statement. Such consolidated financial statements are incorporated by reference in reliance upon E&Y’s report given on their authority as experts in accounting and auditing.

(b) Siemens Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2010, filed with the Commission on June 24, 2011 pursuant to the Exchange Act.

(c) Siemens Savings Plan for Union Employees’ Annual Report on Form 11-K for the fiscal year ended December 31, 2010, filed with the Commission on June 24, 2011 pursuant to the Exchange Act.

Ernst & Young LLP, independent registered public accounting firm, has audited the individual statements of net assets available for benefits of the Siemens Savings Plan and Siemens Savings Plan for Union Employees as of December 31, 2010 and 2009 and, the related individual statements of changes in net assets available for benefits for the year ended December 31, 2010 included in the above referenced Forms 11-K (the “Plan Financial Statements”) as set forth in their reports, which are incorporated by reference in this Registration Statement. Such Plan Financial Statements are incorporated by reference in reliance upon Ernst & Young LLP’s reports given on their authority as experts in accounting and auditing.

(d) The description of the Ordinary Shares contained under the heading “Item 10: Additional Information – Capital Stock” in our Registration Statement on Form 20-F/A, filed with the Commission on March 14, 2001, and in “Item 10: Additional Information – Rights, Preferences and Restrictions Attaching To Our Shares” in the 2011 Form 20-F.

(e) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the fiscal year ended September 30, 2011 or by the Savings Plans since the fiscal year ended December 31, 2010.

All documents subsequently filed by us (with respect to any Form 6-K, only to the extent designated therein) and the Savings Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Our audited consolidated financial statements to be included in subsequently filed documents will be incorporated herein in reliance upon the reports of our independent registered public accounting firm pertaining to such financial statements and the Company’s internal control over financial reporting (to the extent covered by consents filed with the Commission) given on the authority of such independent registered public accounting firm as experts in accounting and auditing.

The Plan Financial Statements to be included in subsequently filed documents will be incorporated herein in reliance upon the reports of the independent registered public accounting firm pertaining to such Plan Financial Statements (to the extent covered by consents filed with the Commission) given on the authority of such firm as experts in accounting and auditing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel

The validity of the Ordinary Shares to be issued under the Savings Plans will be passed upon for us by Dr. Andreas Christian Hoffmann, General Counsel Corporate and Finance of the Company. Mr.  Hoffmann is a full time employee of the Company.

Item 6. Indemnification of Directors and Officers

Under German law, a stock corporation may indemnify its officers, and, under certain circumstances, German labor law requires a stock corporation to do so. However, such a corporation may not, as a general matter, indemnify members of the Managing Board or the Supervisory Board. A German stock corporation may, however, purchase directors’ and officers’ insurance. The insurance may be subject to any mandatory restrictions imposed by German law. In addition, German law may permit such a corporation to indemnify a member of the Managing Board or the Supervisory Board for attorneys’ fees incurred if such member is the successful party in a suit in a country, such as the United States, where prevailing parties are required to bear their own litigation costs, if German law would have required the losing party to pay the member’s attorneys’ fees had the suit been brought in Germany.

The Company provides a group insurance policy for board and committee members and certain employees of the Siemens organization that is taken out for one year and renewed annually. The insurance covers the personal liability of the insured in the case of a financial loss associated with employment functions. The insurance policy for fiscal 2011 includes a deductible for the members of the Managing Board and the Supervisory Board in compliance with the requirements of the German Stock Corporation Act and the German Corporate Governance Code.

Item 8. Exhibits

Exhibit No.	Description of Document

4.4	English translation of Articles of Association of Siemens Aktiengesellschaft updated as of February 2011 (incorporated by reference from Exhibit 1.1 to Siemens Aktiengesellschaft’s 2011 Form 20-F)

5.1	Opinion of Dr. Andreas Christian Hoffmann, General Counsel Corporate and Finance of Siemens Aktiengesellschaft

23.1	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm

23.2	Consent of Ernst & Young LLP independent registered public accounting firm

23.3	Consent of Dr. Andreas Christian Hoffmann, General Counsel Corporate and Finance of Siemens Aktiengesellschaft (included in Exhibit 5.1)

24	Power of Attorney (included in signature pages)

Pursuant to Item 8(b) of Part II of Form S-8, the undersigned Company hereby undertakes that it has, both in the past and currently, submitted the Savings Plans to the Internal Revenue Service (the “IRS”) in a timely manner and it has in the past, and will currently, make all changes required by the IRS in order to qualify the Savings Plans.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that: Paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Munich, Germany, on December 15, 2011.

Siemens Aktiengesellschaft

By:	/s/ Peter Löscher
Name: Peter Löscher
Title: President and Chief Executive Officer

By:	/s/ Joe Kaeser
Name: Joe Kaeser
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 15, 2011. In addition, each undersigned hereby constitutes and appoints Joe Kaeser, Peter Y. Solmssen, Dr. Jochen Schmitz, Dr. Andreas Christian Hoffmann, Dr. Werner Paul Schick and Dr. Frank Schieffer, jointly and severally, his or her attorneys in fact, each with power of substitution, in his or her name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to the Registration Statement and to file the same, with exhibits thereto and other documents on connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Signature	Title

/s/ Peter Löscher Peter Löscher	President, Chief Executive Officer and Chairman of the Managing Board

/s/ Joe Kaeser Joe Kaeser	Executive Vice President, Chief Financial Officer and Member of the Managing Board

/s/ Jochen Schmitz Jochen Schmitz, Dr.	Corporate Vice President and Controller

/s/ Roland Busch Roland Busch, Dr.	Executive Vice President and Member of the Managing Board

/s/ Brigitte Ederer Brigitte Ederer	Executive Vice President and Member of the Managing Board

/s/ Klaus Helmrich Klaus Helmrich	Executive Vice President and Member of the Managing Board

/s/ Barbara Kux Barbara Kux	Executive Vice President and Member of the Managing Board

/s/ Hermann Requardt Hermann Requardt, Prof. Dr.	Executive Vice President and Member of the Managing Board

/s/ Siegfried Russwurm Siegfried Russwurm, Prof. Dr.	Executive Vice President and Member of the Managing Board

/s/ Peter Y. Solmssen Peter Y. Solmssen	Executive Vice President and Member of the Managing Board

/s/ Michael Süß Michael Süß, Dr.	Executive Vice President and Member of the Managing Board

/s/ E. Robert Lupone E. Robert Lupone Siemens Corporation, 527 Madison Avenue, 8th floor, New York, NY 10022	Senior Vice President, General Counsel and Secretary of Siemens Corporation – Authorized Representative in the United States

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Iselin, New Jersey, on December 15, 2011.

SIEMENS SAVINGS PLAN

By:	/s/ Lawrence J. Steenvoorden
Name: Lawrence J. Steenvoorden
Title: Vice President, Treasurer and Controller of Siemens Corporation

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Iselin, New Jersey, on December 15, 2011.

SIEMENS SAVINGS PLAN FOR UNION EMPLOYEES

By:	/s/ Lawrence J. Steenvoorden
Name: Lawrence J. Steenvoorden
Title: Vice President, Treasurer and Controller of Siemens Corporation

INDEX TO EXHIBITS

4.4	English translation of Articles of Association of Siemens Aktiengesellschaft updated as of February 2011 (incorporated by reference from Exhibit 1.1 to Siemens Aktiengesellschaft’s 2011 Form 20-F)

5.1	Opinion of Dr. Andreas Christian Hoffmann, General Counsel Corporate and Finance of Siemens Aktiengesellschaft

23.1	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm

23.3	Consent of Dr. Andreas Christian Hoffmann, General Counsel Corporate and Finance of Siemens Aktiengesellschaft (included in Exhibit 5.1)

24	Power of Attorney (included in signature pages)